Exhibit 99.1

              Kewaunee Scientific Announces Third Quarter Results

    STATESVILLE, N.C., Feb. 23 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter ended
January 31, 2004.

    Sales for the quarter were $21,454,000, an increase of 31% from sales of $16,381,000 in the same period last year. Net earnings for the quarter were $291,000, or $.12 per diluted share, as compared to net earnings of $42,000, or $.02 per diluted share, in the same period last year. Net earnings of the prior year included after-tax non-recurring charges of $160,000, or $.06 per diluted share. The order backlog at January 31, 2004 was $42.5 million, as compared to $46.3 million at the end of the second quarter.

    Earnings for the quarter benefited from the increased sales volume, improved manufacturing efficiencies, and cost reduction activities. Operating expenses were 14.9% of sales for the quarter, as compared to 20.5% of sales in the same period last year. Earnings were adversely affected by an unfavorable product sales mix and continued aggressive pricing in the marketplace. The unfavorable product sales mix resulted from a significant portion of the increase in sales being for non-manufactured products and installation services, which traditionally have lower profit margins than products manufactured by the Company.

    "We had another strong sales quarter," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "I was also pleased with the improved performance of our manufacturing operations, as well as the success of our cost reduction activities. Regarding the fourth quarter, we expect another good sales quarter with an improved product sales mix as compared to the third quarter."

    Sales for the nine months ended January 31, 2004 were $70,051,000, an increase of 26% from sales of $55,691,000 in the comparable period last year. Net earnings for the nine months were $1,170,000, or $.47 per diluted share, as compared to net earnings of $242,000, or $.10 per diluted share, in the comparable period last year. Net earnings for the nine months of the current year were increased by a net after-tax gain of $189,000, or $.08 per diluted share, resulting from the resolution of a disputed claim for laboratory furniture sold by the Company. Net earnings for the comparable period last year were reduced by after-tax non-recurring charges of $605,000, or $.24 per diluted share.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com .

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.



         Condensed Consolidated Statements of Operations  (unaudited)
                    (in thousands, except per share data)

                                          3 Months Ended      9 Months Ended
                                            January 31          January 31
                                          2004      2003      2004      2003


    Net sales                           $21,454   $16,381   $70,051   $55,691
    Cost of products sold                17,736    12,919    58,626    45,645
    Gross profit                          3,718     3,462    11,425    10,046

    Operating expenses                    3,206     3,361     9,528     9,621

    Operating earnings                      512       101     1,897       425

    Other expense                           (57)      (59)      (69)      (73)

    Earnings before income taxes            455        42     1,828       352

    Income tax expense                      164        --       658       110

    Net earnings                           $291       $42    $1,170      $242

    Net earnings per share
          Basic                           $0.12     $0.02     $0.47     $0.10
          Diluted                         $0.12     $0.02     $0.47     $0.10
    Weighted average number of common
     shares outstanding (in thousands)
          Basic                           2,486     2,480     2,485     2,477
          Diluted                         2,499     2,487     2,493     2,486


                    Condensed Consolidated Balance Sheets
                                (in thousands)

                                                     January 31     April 30
    Assets                                              2004          2003
                                                    (unaudited)
    Cash and cash equivalents                         $1,063           $520
    Receivables, less allowances                      22,657         16,138
    Inventories                                        4,585          5,958
    Prepaid expenses and other current assets          1,218          2,370
     Total current assets                             29,523         24,986
    Net property, plant and equipment                 11,558         11,791
    Other assets                                       6,285          6,877
    Total Assets                                     $47,366        $43,654

    Liabilities and Stockholders' Equity
    Short-term borrowings                             $6,084         $1,416
    Current portion of long-term debt                  1,118            681
    Accounts payable                                   5,477          8,338
    Other current liabilities                          3,486          2,893
     Total current liabilities                        16,165         13,328
    Long-term debt                                     1,211          1,249
    Other non-current liabilities                      3,339          3,139
    Total stockholders' equity                        26,651         25,938
    Total Liabilities and Stockholders' Equity       $47,366        $43,654

     Contact: D. Michael Parker
              704/871-3290



SOURCE  Kewaunee Scientific Corporation
    -0-                             02/23/2004
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)

CO:  Kewaunee Scientific Corporation
ST:  North Carolina
IN:  CPR
SU:  ERN